EXHIBIT 99.1

Alta Mesa Resources Provides Third Quarter 2018 Preliminary Operations Update

HOUSTON, Oct. 29, 2018 (GLOBE NEWSWIRE) -- Alta Mesa Resources, Inc.  (NASDAQ: AMR, “Alta Mesa Resources”, or “Company”) today provided preliminary third quarter 2018 production and volume results for its wholly owned subsidiaries, Alta Mesa Holdings, LP (“Alta Mesa Upstream”) and Kingfisher Midstream, LLC (“Kingfisher Midstream”). A conference call to discuss the full results of the third quarter 2018, is scheduled for November 13th at 4 p.m. Central time (888-347-8149).

Alta Mesa Upstream
Total Alta Mesa Upstream production for the third quarter of 2018 was 3,077 MMBOE, an average of 33,400 BOE per day, up over 30% from the second quarter of 2018. September production averaged 36,800 BOE per day, an 80% increase from the 2017 exit rate. Alta Mesa Resources is reaffirming its previously published full-year 2018 production guidance of 29,000 to 31,000 BOE per day and its 2018 exit production guidance of 38,000 to 40,000 BOE per day.

Q3-2018 Production	Total	Per Day	Change vs Q2
Oil	1,539 MBbl	16,700 Bbl	37%
NGL	685 MBbl	7,400 Bbl	24%
Gas	5,116 MMcf	55,600 MMcf	30%
Total	3,077 MBOE	33,400 BOE	32%

In the third quarter, Alta Mesa Upstream had eight rigs and four frac crews working to drill 46 wells and bring 53 wells onto production.  Two of the wells brought on production were funded under the joint development agreement with BCE-STACK Development LLC.

In October, Alta Mesa Upstream closed the previously announced letter agreement for undivided ownership and operatorship of approximately 16,000 net acres with a private leasehold owner in Major County.  In connection with the transaction, the private leasehold owner concurrently dedicated its gas, crude oil and produced water in portions of Major and surrounding counties, which currently includes approximately 10,600 net acres. To support the delineation of the expanded Major County footprint a ninth rig was added at the beginning of October. This rig is expected to continue to work through a series of wells in Major County over the coming quarters.

Kingfisher Midstream
Kingfisher Midstream’s inlet gas volumes for the third quarter of 2018 was 10,697 MMcf, an average of 116 MMcf per day, up over 20% from the second quarter of 2018. Alta Mesa Resources will re-issue Kingfisher Midstream 2018 guidance in conjunction with the 3Q-2018 Earnings Release.

Q3-2018 Inlet Gas Volumes	Total	Per Day	Change vs Q2
Alta Mesa Upstream	8,377 MMcf	91 MMcf	28%
Third Party	2,320 MMcf	25 MMcf	8%
Total	10,697 MMcf	116 MMcf	23%

Q3-2018 Crude Oil Volumes	Total	Per Day	Change vs Q2
Crude Oil Volumes	671 MBbls	7,293 Bbls	71%

3Q-2018 Earnings Call Details
Third quarter 2018 earnings will be released on Tuesday, November 13th, 2018, after the stock market closes. Alta Mesa Resources invites you to listen to its conference call to discuss these results on that date at 4:00 p.m. Central time. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228. A webcast of the call and any related materials will be available on Alta Mesa Resources’ website at http://altamesaresources.irpass.com/. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 844-512-2921 (toll free in US/Canada) or 412-317-6671 (International calls), and referencing Conference ID # 10125708.

Alta Mesa Resources, Inc., is an independent energy company focused on the development and acquisition of unconventional oil and natural gas reserves in the Anadarko Basin in Oklahoma, and through Kingfisher Midstream, LLC, provides best-in-class midstream energy services, including crude oil and gas gathering, processing and marketing to producers in the STACK play. Alta Mesa Resources, Inc. is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa Resources’ strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa Resources’: business strategy; financial strategy; future oil and natural gas prices; timing and amount of future production of oil and natural gas; future drilling plans; production guidance; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, weather risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Information concerning these and other factors can be found in Alta Mesa Resources' filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC's web site at http://www.sec.gov. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa Resources’ actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, Alta Mesa Resources disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

FOR MORE INFORMATION CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net